UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

Aditxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

737 N. Fifth Street, Suite 200 Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2022, Aditxt, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Matthew Shatzkes, the Chief Legal Officer and General Counsel of the Company. Pursuant to the Employment Agreement, Mr. Shatzkes will (i) receive a base salary at the annual rate of $385,000 (the “Base Compensation”) payable in bimonthly installments, (ii) receive a one-time sign-on bonus (the “Sign-on Bonus”), (iii) a minimum 2022 quarterly bonus (the “Minimum 2022 Bonus”), and (iv) will be entitled to earn an annual discretionary bonus beginning in fiscal year 2022.

Following the first anniversary of the Employment Agreement (the “Anniversary Date”), in addition to Mr. Shatzkes’ Base Compensation, Mr. Shatzkes will be entitled to a minimum quarterly bonus (the “Subsequent Year Minimum Bonus”). Following the Anniversary Date, in addition to Mr. Shatzkes’ Base Compensation and Subsequent Year Minimum Bonus, Mr. Shatzkes will also be eligible to earn an annual discretionary bonus.

Under the Employment Agreement, Mr. Shatzkes will also receive (i) a restricted stock unit award that will entitle Mr. Shatzkes to receive 150,000 shares of the Company’s common stock which shall vest immediately, and (ii) a restricted stock unit award of an additional 330,000 shares of the Company’s common stock, which shall vest ratably over eight successive equal quarterly installments over a two-year period commencing on March 1, 2022 and ending on December 1, 2023.

The term of Mr. Shatzkes engagement under the Employment Agreement commences on the Effective Date (as defined in the Employment Agreement) and continues until January 16, 2024, unless earlier terminated in accordance with the terms of the Employment Agreement. The term of Mr. Shatzkes’ Employment Agreement is automatically renewed for successive one-year periods until terminated by Mr. Shatzkes or the Company.

Under the Employment Agreement, termination of Mr. Shatzkes by the Company for “Cause,” “Death,” or “Disability,” (as such terms are defined in the Employment Agreement), or resignation by Mr. Shatzkes without “Good Reason” (as defined in the Employment Agreement), will not require the Company to pay severance to Mr. Shatzkes. Upon any such termination, Mr. Shatzkes will be entitled to receive any Accrued Compensation (as defined in the Employment Agreement), which in the case of termination by the Company for Cause or resignation by Mr. Shatzkes for Good Reason will not include payment of pro rata bonus. If, however, termination of Mr. Shatzkes by the Company without “Cause”, resignation by Mr. Shatzkes for “Good Reason” or and a Change of Control (as defined in the Employment Agreement) event occurs, then the Employment Agreement will require the Company to pay severance to Mr. Shatzkes. Upon any such termination, Mr. Shatzkes will be entitled to receive any Accrued Compensation and, subject to Mr. Shatzkes’ execution of an irrevocable release, (i) on the sixtieth day following termination, a lump sum amount equal (a) twelve months of his Base Compensation, Sign-on Bonus and Minimum 2022 Bonus if his Employment Agreement is terminated prior to December 31, 2022, or (b) his Base Compensation and Subsequent Year Minimum Bonus if his Employment Agreement is terminated after December 31, 2022; (ii) provide reimbursement to Mr. Shatzkes’ medical insurance premiums for a period of twelve months following the date of termination; and (iii) notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, cause any equity awards granted prior to that termination that are then outstanding and unvested to immediately vest and, with respect to all options and stock appreciation rights, to become fully exercisable.

To the extent any of the payments or benefits provided for under the Employment Agreement or any other agreement or arrangement between Mr. Shatzkes and the Company (collectively, the “Payments”), (a) constitute an “excess parachute payment” within the meaning of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended and restated (the “Code”), and (b) would otherwise be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then the Company will pay or provide the greater (whichever gives Mr. Shatzkes the highest net after-tax amount) of (i) all of the Payments or (ii) the portion of Payments not in excess of the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: February 3, 2022	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
President